POTOMAC FUNDS
                           LETTER OF INVESTMENT INTENT



To the Board of Trustees of Potomac Funds:

      The undersigned (the "Purchaser") hereby subscribes to purchase a beneficial interest ("Interest") of Potomac Funds in consideration for which the Purchaser agrees to transfer to you upon demand cash in the amount of One Hundred Thousand Dollars ($100,000.00).

      The Purchaser agrees that the Interest is being purchased for investment with no present intention of reselling or redeeming said Interest.

      Dated and effective this 2nd day of September, 1997.


                         RAFFERTY ASSET MANAGEMENT, LLC


                        By:  /s/ Thomas A. Mulrooney
                            --------------------------------
                             Thomas A. Mulrooney
                             Chief Operating Officer